UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 18, 2011

Cytokinetics, Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50633	94-3291317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

280 East Grand Avenue, South San Francisco, California		94080
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 624 - 3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement
On April 18, 2011, we entered into a Securities Purchase Agreement with Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited (collectively, "Deerfield"), pursuant to which Deerfield agreed to purchase (i) 5,300,000 shares of our common stock for a purchase price of $1.50 per share and (ii) 8,070 shares of our Series A Convertible Preferred Stock (the "Series A Preferred Stock") for a purchase price of $1,500.00 per share, for an aggregate purchase price of approximately $20.1 million. In connection with the Securities Purchase Agreement, we agreed to issue Deerfield warrants to purchase an aggregate of 6,685,000 shares of our common stock at an initial exercise price of $1.65 per share. The warrants will be exercisable beginning on the date that is six months after their issuance and will remain exercisable until four years after their issuance. A copy of the Securities Purchase Agreement is attached as Exhibit 10.67 and of the form of warrants as Exhibit 10.68.

The rights, preferences and privileges of the Series A Preferred Stock are set forth in a Certificate of Designation of Series A Convertible Preferred Stock, a form of which is attached as Exhibit 4.5 and which we expect to file with the Delaware Secretary of State on or before April 20, 2011. Each share of Series A Preferred Stock is convertible into 1,000 shares of our common stock at any time at the holder’s option. However, the holder will be prohibited from converting Series A Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.98% of the total number of shares of our common stock then issued and outstanding. In the event of our liquidation, dissolution, or winding up, holders of our Series A Preferred Stock will receive a payment equal to $0.001 per share of Series A Preferred Stock before any proceeds are distributed to the holders of our common stock. Shares of Series A Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series A Preferred Stock will be required to amend the terms of the Series A Preferred Stock. Shares of Series A Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors, and will rank:
 senior to all of our common stock;
 senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series A Preferred Stock;
 on parity with any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock; and
 junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock;
in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Offering
The offering described above is being made pursuant to a shelf registration statement we filed with the Securities and Exchange Commission, or SEC, on November 10, 2008, which became effective on November 19, 2008 (File No. 333-155259). The closing of the offering is expected to take place on or before April 20, 2011. A prospectus supplement relating to the offering has been filed with the SEC. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the offering is attached as Exhibit 5.1.

On April 18, 2011, we also issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1.

Warrants to Purchase Common Stocks
In connection with the Securities Purchase Agreement, we agreed to issue Deerfield warrants to purchase an aggregate of 6,685,000 shares of our common stock at an initial exercise price of $1.65 per share. The warrants will be exercisable beginning on the date that is six months after their issuance and will remain exercisable until four years after their issuance. The form of warrant is attached as Exhibit 10.68.

Item 9.01 Financial Statements and Exhibits.

Ex-4.5 Form of Certificate of Designation of Series A Convertible Preferred Stock of Cytokinetics, Inc.

Ex-5.1 Opinion of Cooley LLP.

Ex-10.67 Securities Purchase Agreement, dated April 18, 2011, between Cytokinetics, Inc. and Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited.

EX-10.68 Form of Warrant to Purchase Common Stock of Cytokinetics, Inc.

Ex-23.1 Consent of Cooley LLP.

Ex-99.1 Press Release Announcing Offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytokinetics, Incorporated

April 18, 2011	By:	Sharon A. Barbari

Name: Sharon A. Barbari
Title: Executive Vice President, Finance and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

4.5	Form of Certificate of Designation of Series A Convertible Preferred Stock of Cytokinetics, Inc.
5.1	Opinion of Cooley LLP.
10.67	Securities Purchase Agreement, dated April 18, 2011, between Cytokinetics, Inc. and Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited.
10.68	Form of Warrant to Purchase Common Stock of Cytokinetics, Inc.
23.1	Consent of Cooley LLP.
99.1	Press Release Announcing Offering.